Exhibit 99.1

NEWS RELEASE

1583 S. 1700 E. ● Vernal, UT 84078 ● (435)789-0594

FOR IMMEDIATE RELEASE

Superior Drilling Products Provides Preliminary
Second Quarter 2015 Revenue

VERNAL, UT, July 23, 2015 — Superior Drilling Products, Inc. (NYSE MKT: SDPI) (“SDP” or the “Company”), a provider of proprietary drilling products for the oil, natural gas and mining services industries, today announced preliminary revenue of $2.9 million for its second quarter ended June 30, 2015.

For the quarter, revenue from the Company’s traditional refurbishment and other business was
$1.1 million compared with $1.9 million in the trailing first quarter of 2015, an $800 thousand decline. Revenue from the rental and repair of the Drill-N-Ream™ (DNR) was $1.8 million compared with
$2.2 million in the trailing first quarter. The Company performed a monthly average of 58 DNR runs in the second quarter compared with 62 monthly average runs in the trailing quarter. Average price per run was down 13.5% from the first quarter.

“Our preliminary revenue results for the second quarter were below our expectations as depressed oil prices have impacted our results more significantly than we had anticipated. We believe the DNR has maintained a solid level of runs given the dramatic reduction in rig count in the quarter, yet the cost per run was much lower from our efforts to get on rigs and from the discounts offered in bundling DNRs for applications where its used in both the vertical and the lateral section of the well bore,” commented Troy Meier, CEO of Superior Drilling Products.

“Our database of evidence that our technology improves horizontal oil well economics continues to expand. We believe this enabled us to gain four new customers in the quarter and expand to a new basin with another customer. We expect this data and customer recognition will help us continue to penetrate the market as operators look to reduce costs and improve efficiencies.”

Mr. Meier added, “We are taking measures to right size the organization and focus on the near term opportunities we have with the lineup of our current products and those nearing commercialization. We are also putting more discipline in our sales approach with a customer relationship management (CRM) system. We expect these efforts to drive improved financial performance in the second half of 2015.”

SDP’s product line includes the DNR, V Stream Advance Conditioning System and Dedicated Reamer Stringer. The Company plans to commercialize the Strider, a drill string stimulation tool and OrBit, a unique completion drill bit, in the second half of 2015 assuming current field testing is successful.

These preliminary results represent the most current information available to management, and remain subject to change. The Company’s actual results, following the completion of the quarterly financial closing process and the outside auditor’s financial review, may differ from these preliminary results.

Superior Drilling Products Provides Preliminary Second Quarter 2015 Revenue
July 23, 2015

Second Quarter 2015 Financial Results: To be Reported on Friday, August 14, 2015

Superior Drilling Products will release its second quarter 2015 financial results before the markets open on Friday, August 14, 2015. The Company will host a conference call and webcast to review the financial and operating results for the quarter and discuss its corporate strategy and outlook. A question and answer session will follow.

Second Quarter 2015 Conference Call

Friday, August 14, 2015
10:00 a.m. Mountain Time (12:00 p.m. Eastern Time)
Phone: (201) 689-8470
Internet Webcast: www.sdpi.com

A telephonic replay will be available from 1:00 p.m. MT (3:00 p.m. ET) the day of the teleconference until Friday, August 21, 2015. To listen to the archived call, dial (858) 384-5517 and enter conference ID number 13614278, or access the webcast replay via the Company website at www.sdpi.com, where a transcript will be posted once available.

About Superior Drilling Products, Inc.
Superior Drilling Products, Inc. is an innovative, cutting-edge drilling tool technology company. The Company manufactures, repairs, sells and rents drilling tools. SDP manufactures and markets drill string tools, including the patented Drill-N-Ream™ well bore conditioning tool, for the oil, natural gas and mining services industries. In addition, SDP is a manufacturer and refurbisher of PDC (polycrystalline diamond compact) drill bits for a leading oil field services company. SDP operates a state-of-the-art drill tool machining facility manufacturing for its customer’s custom products and solutions for the drilling industry. The Company’s strategy is to leverage its technological expertise in drill tool technology and innovative, precision machining to broaden its drill tool technology offerings for rent or sale, while establishing an effective sales and logistics infrastructure through which it can provide proprietary tools to exploration and production companies and drill rig operators.

Additional information about the Company can be found at its website: www.sdpi.com.

Safe Harbor Regarding Forward Looking Statements
This news release contains “forward-looking statements” within the meaning of the safe harbor provisions, 15 U.S.C. § 78u-5, of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included in this release, regarding our strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects, plans and objectives of management, are forward-looking statements. The use of words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project”, “forecast,” “should” or “plan, and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Certain statements in this release may constitute forward-looking statements, including statements regarding the Company’s financial position, market success with specialized tools, effectiveness of its sales efforts, success at developing future tools, and the Company’s effectiveness at executing its business strategy and plans. These statements reflect the beliefs and expectations of the Company and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include, among other factors, our business strategy and prospects for growth; our cash flows and liquidity; our financial strategy, budget, projections and operating results; the amount, nature and timing of capital expenditures; the availability and terms of capital; competition and government regulations; and general economic conditions. These and other factors could adversely affect the outcome and financial effects of the Company’s plans and described herein. Therefore, you should not rely on any of these forward-looking statements. Any forward-looking statement made by the Company in this news release is based only on information currently available to the Company and speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

For more information, contact investor relations:
Deborah K. Pawlowski / Garett K. Gough
Kei Advisors LLC
(716) 843-3908 / (716) 846-1352
dpawlowski@keiadvisors.com / ggough@keiadvisors.com